EXHIBIT 10.7

SEVERANCE AGREEMENT

This Agreement (this “Agreement”) is dated as of May 20, 2014, and confirms the discussions between Terry Ledbetter (“Employee”) and T.B.A. Insurance Group, Ltd., a Texas limited partnership (the “Company” or the “Employer”), regarding, among other things, amounts payable upon the termination of Employee’s employment with the Company.

WHEREAS, Employee is a key employee of the Company and an integral part of the Company’s management;

WHEREAS, the Company desires to induce its key employees to remain employed by the Company; and

WHEREAS, the Company desires to provide certain compensation to Employee in the event of the termination of his employment under certain circumstances.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree as follows as of the Effective Time (as defined below):

1.                                      Effective Time. This Agreement shall become effective (the “Effective Time”) immediately upon the closing of the proposed private common stock offering (the “Private Offering”) by the Company’s ultimate parent entity, State National Companies, Inc., a Delaware corporation (“SNCI”), provided (1) that such closing occurs prior to July 30, 2014 and (2) the purchase price per share of common stock sold to investors in the Private Offering implies an enterprise value for SNCI immediately prior to such closing of at least $300 million. If the Private Offering is not completed upon these terms, this Agreement shall be void ab initio and of no further force or effect.

2.                                      Termination of Employment.

(a)                   General. Subject to the terms hereof, if (i) the Company terminates Employee’s employment for any reason other than for Cause (as hereinafter defined), death or “permanent physical disability” (as hereinafter defined) or (ii) Employee resigns for Good Reason (as hereinafter defined), Employee shall be entitled to severance pay equal to the Severance Benefit as defined in Section 3. The Severance Benefit shall be payable in a single lump sum on the 60th day following Employee’s date of termination; provided, however, Employee has executed a release as described below in Section 25, and all applicable review and revocation periods have expired by that date. Subject to the terms hereof, including Section 10, if Employee terminates or resigns from employment for other than Good Reason, or is discharged for Cause, dies or terminates on account of a permanent physical disability, Employee shall be entitled only to the compensation earned by him as of the date of his termination and not to any portion of the Severance Benefit.

(b)                   Definitions. For purposes of this Agreement, the following definitions shall apply:

(i)                                                                                     the term “Cause” shall have the meaning set forth in the State National Companies, Inc. 2014 Long-Term Incentive Plan;

(ii)           Employee shall be deemed to have experienced a “permanent physical disability” when Employee is unable to perform substantially all of his duties as an employee of the Company for a continuous period of 180 days, by reason of physical or mental illness or accident, in the Company’s reasonable discretion; and

(iii)          Employee shall be deemed to have “Good Reason” upon the occurrence of any of the following events, except for the occurrence of such an event in connection with the termination or reassignment of Employee by the Company for Cause: (A) a material reduction by the Company of Employee’s base salary; (B) a material reduction in Employee’s authority, duties and responsibilities; and (C) the Company’s requiring Employee to be based anywhere other than within 50 miles of Employee’s office location as of the Effective Time except for requirements of reasonably required travel on the Company’s business.

3.                                      Severance Benefit. The Severance Benefit payable hereunder shall be three (3) times the sum of the Employee’s base salary at the time of termination and his target bonus for the year of termination.

4.                                      Company Rules. At all times during the course and scope of his employment, Employee shall strictly adhere to and obey all of the Company’s rules and regulations now in effect or subsequently promulgated by the Employer governing the conduct of Company employees.

5.                                      Discoveries. Employee agrees that he will promptly and fully inform and disclose to the Employer all inventions, designs, improvements, ideas and discoveries that he now has or may hereafter acquire during his employment under this Agreement that pertain or relate to the business of Employer and/or its affiliates, or to any experimental work carried on by the Employer and/or its affiliates, whether conceived by Employee alone or with others and whether or not conceived during regular working hours. All such inventions, designs, improvements, ideas and discoveries shall be the exclusive property of the Employer. Employee hereby irrevocably assigns, conveys and otherwise transfers to the Employer, its respective successors, licensees and assigns, or its designee, all of Employee’s right, title and interest worldwide in and to any and all inventions, designs, improvements, ideas and discoveries, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice or cause to be conceived or developed or reduced to practice while Employee is employed by the Employer. In accordance with the foregoing assignment, the Employer shall hold all ownership to all rights, without limitation, in and to all of the inventions, designs, improvements, ideas and discoveries. Employee shall assist the Employer in obtaining patents, copyrights or other protective rights on all such inventions, designs, improvements, ideas and discoveries deemed necessary by the Employer, and shall execute all documents and do all things necessary to obtain letters patent, copyrights or other protective rights to vest the Employer with full exclusive title thereto, and to protect the same against infringement by others, all without further compensation or consideration.

6.                                      Confidential Information. In consideration of the restrictive covenants contained herein, Employer promises to provide to Employee during the course of his employment various confidential information, including the Employer’s and/or its affiliates’ proprietary information, technical data, trade secrets, confidential knowledge, know-how or any other confidential technical or business information (“Confidential Information”). By way of example, the term “Confidential Information” may include: formulas, patterns, devices, secret inventions, processes, computer programs, compilations of information, records, specifications, sales procedures, customer requirements, pricing techniques, customer (and prospective customer) and supplier lists, methods of doing business, research, designs, data, charts, budgets, distributor names, pricing and cost information, development information, production and manufacturing information, sales and marketing information and other confidential information. Employee acknowledges that such Confidential Information is owned and shall continue to be owned solely by the Employer and/or its respective affiliate, and agrees that Employee does not have any ownership or other rights in or to the Confidential Information.

7.                                      Restrictive Covenants During Employment. During his employment with the Company, Employee shall not, without the prior written consent of the Company, either directly or indirectly: (a) disclose or divulge to any person, firm, corporation or other entity any of the Confidential Information of the Employer and/ or its affiliates or use such information for any purpose whatsoever except as required in the course and scope of his employment under this Agreement; (b) make known to any person, firm, corporation or other entity the names and/or addresses of any of the customers or prospective customers of the Employer or any of its affiliates or any other confidential or business information pertaining to said customers or prospective customers; (c) invest, participate or engage in any business that is competitive with that of the Employer or any of its affiliates or otherwise accept employment with or render services to a competitor of the Employer or any of its affiliates as a director, manager, officer, agent, employee, consultant or otherwise; (d) solicit or attempt to solicit or accept business that is competitive with the business being conducted by the Employer or any of its affiliates from any of the customers or prospective customers of the Employer or its affiliates; or (e) engage in other activity or conduct which creates a conflict of interest between Employee and the business interests of the Employer and/or its affiliates.

8.                                      Documents. All files, records, documents, drawings, specifications, information, data and similar items relating to the business of the Employer and/or its affiliates, whether prepared by Employee or otherwise coming into his possession, shall remain the exclusive property of the Employer and/or such applicable affiliate. Under no circumstances shall Employee remove from the premises of the Employer or any of its affiliates any of the Employer’s or the respective affiliate’s books, records, documents or customer (or prospective customer) lists without the prior written permission of the Employer, nor shall Employee make any copies of such books, records, documents or customer (or prospective customer) lists for use outside of Employer’s office except as specifically authorized in writing by Employer. Any such books, records, documents or other materials or copies thereof in Employee’s possession or under his control shall be immediately returned to the Employer upon termination or cessation of Employee’s employment.

9.                                      Post-Employment Restrictive Covenants. In consideration of the mutual promises herein, including the Company’s promise to provide Employee with Confidential Information, upon termination or cessation of employment with the Company for any reason and for a period of two (2) years immediately thereafter (except with respect to subsection (a) of this Section 9, which covenant period shall be perpetual), Employee shall not, without the prior written consent of the Employer, directly or indirectly:

(a)                            disclose or divulge to any person, firm, company, corporation or other entity any of the Confidential Information of the Employer unless compelled to disclose such information by law, or otherwise use such information for any purpose whatsoever;

(b)                            within the states the Company and/ or any of its affiliates now or hereafter conducts business or actively prospects for business (the “Territory”), invest or engage in, start, conduct, operate, manage or control any business that is competitive with the Employer or any of its affiliates, including any business that markets products and/or performs services in competition with those marketed and/or performed by Company and/or its affiliates within the Territory;

(c)                             within the Territory, accept employment with or render services to a competitor of the Employer or any of its affiliates as a director, manager, officer, agent, employee, consultant or otherwise, including accepting employment with or rendering services to a person, firm, company, corporation or other entity that markets products and/or performs services in competition with those marketed and/or performed by the Company and/or its affiliates within the Territory;

(d)                            disclose to any person, firm, company, corporation or other entity the names and/or addresses of any of the customers or prospective customers of the Employer or any of its affiliates or any other Confidential Information or business information acquired by Employee during the course of his employment with the Company pertaining to said customers or prospective customers;

(e)                             on his own behalf or on the behalf of any person, firm, company, corporation or other entity, contact, call on, solicit or take away or attempt to contact, call on, solicit or take away, or accept business from, any of the customers or prospective customers of the Employer or any of its affiliates or any other person, firm, company, corporation or other entity whose business the Employer or any of its affiliates was soliciting; or

(f)                              on his own behalf or on the behalf of any other person, firm, company, corporation or other entity, hire or solicit or in any manner whatsoever attempt to influence or induce any current employee of the Employer or its affiliates, or any person who has been an employee of the Employer and/or one of its affiliates at any time during the twelve (12) months prior to Employee’s date of termination or cessation of employment, to leave the employment of the Employer or its affiliates.

10.                          Modification of Restriction. The post-employment restrictive covenants contained in Section 9 of this Agreement are intended to limit Employee’s right to compete only to the extent necessary to protect the Employer’s business and goodwill. The parties hereto agree that if any post-employment restrictive covenant set forth in Section 9 herein is found to be unreasonable as to scope, time period, territorial restraint or otherwise by a court of competent jurisdiction, then Employee and Employer agree and submit to the reduction thereof to such scope, time period or territory as is deemed reasonable by such court.

11.                          Acknowledgments. Employee hereby acknowledges that his employment under this Agreement is not for any definite period or successions of periods and that no representative of the Company, other than the President or Chief Executive Officer of the Company, has any

authority to enter into any agreement for employment for any specified period of time or to make an agreement contrary to the terms and provisions of this Agreement. Employee further acknowledges: (a) that in the event his employment with Employer terminates for any reason, he will be able to earn a livelihood without violating the post-employment restrictive covenants contained in Section 9 of this Agreement; (b) that he is capable of pursuing a career and earning a livelihood in other businesses or industries within the Territory which are not competitive with the business of the Employer or its affiliates; and (c) that his ability to earn a livelihood without violating such restrictive covenants is a material condition to his employment with the Employer.

12.                          Survival. The obligations contained in Section 6, Section 9, Section 10, Section 11, this Section 12, Section 14, Section 19, Section 21, Section 24, Section 25, Section 26, Section 27, Section 28 and Section 29 hereof shall survive cessation of employment and the termination of this Agreement. In addition, the termination of this Agreement shall not affect any of the rights or obligations of either party arising prior to or at the time of the termination of this Agreement. The existence of any claim or cause of action of Employee against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of the restrictive covenants contained in this Agreement.

13.                          Severability. If any provision, section, paragraph or subparagraph of this Agreement is adjudged by any court of competent jurisdiction to be void, illegal or unenforceable, in whole or in part, this adjudication shall not affect the validity of the remainder of this Agreement, including any other provision, section, paragraph or subparagraph. Each provision, section, paragraph and subparagraph of this Agreement is separable from every other provision, section, paragraph and subparagraph, and constitutes a separate and distinct covenant.

14.                          Injunctive Relief. The Company and Employee agree that the services to be rendered by Employee on behalf of the Company under this Agreement are strictly personal and that this Agreement has been entered into because of the special and peculiar fitness and experience of Employee therefor, and as a result of a breach of any of the restrictive covenants set forth herein, the Company will suffer irreparable harm which cannot be adequately or solely measured by rules of law. Therefore, the Company and Employee agree that, in the event Employee shall breach or violate any of the restrictive covenants set forth herein, the Company, in addition to all the remedies which may be available to it, and without waiver of any claim for money damages or the necessity of securing or posting a bond or any other security in connection with such remedy, may proceed against Employee by injunction or other appropriate remedy to prevent Employee from violating such provisions.

15.                          Waiver of Rights. If in one or more instances either party fails to insist that the other party perform any of the terms of this Agreement, such failure shall not be construed as a waiver by such party of any past, present or future right granted under this Agreement, and the obligations of both parties shall continue in full force and effect.

16.                          Applicability. This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors, permitted assigns, executors, administrators and personal representatives. This Agreement is personal in nature and neither of the parties hereto shall, without the written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation or transfer or sale of all or substantially all of the assets of the Company, this Agreement shall inure to the benefit of and be binding upon the successor to the Company’s business and/or assets.

17.                          Notices. Any notice or communication required or permitted hereunder shall be given in writing and shall be (a) sent by first class registered or certified United States mail, postage prepaid, (b) sent by overnight or express mail or expedited delivery service, (c) delivered by hand or (d) transmitted by facsimile, addressed to the respective party at such party’s address or facsimile number set forth on the signature page hereto, or to such other address or facsimile number as hereafter shall be designated in writing by the applicable party in accordance with this Section 17. Any such notice or communication shall be deemed to have been given as of the date of receipt by the addressee thereof or, if earlier, as of the date of first attempted delivery during normal business hours at the address and in the manner provided above.

18.                          Entire Agreement. Except solely with respect to the release agreement to be executed by Employee pursuant to Section 25 below, this Agreement constitutes the entire agreement between the parties hereto, including any and all agreements discussed and/or previously made with T.B.A. Insurance, Inc., or any other entity related in any way to T.B.A. Insurance, Inc., or State National Insurance Company, or to any of their subsidiaries, affiliates or related companies, relating to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, with respect to the same.

19.                          Governing Law. This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the conflict of laws rules of that state.

20.                          Counterparts. This Agreement may be executed in counterparts (including by facsimile or portable document format (“PDF’)), each of which shall be deemed an original and both of which together shall constitute one and the same instrument. At the request of a party, the other party will confirm facsimile or PDF counterparts by signing a duplicate original document.

21.                          Interpretation. In this Agreement, (i) “including” does not denote or signify any limitation; (ii) “Section” is a reference to a Section in this Agreement, unless otherwise stated; (iii) “herein,” “hereunder,” “hereof’ and similar terms are references to this Agreement as a whole, and not to any particular provision of this Agreement; (iv) “affiliates” shall include each party’s, or the subject person’s or entity’s, respective successors, heirs, employees, agents, representatives, attorneys, officers, directors, partners, members, managers, related insurance and financial services entities and businesses, direct and indirect subsidiaries and parents, and assigns, as applicable; (v) “prospective customer” shall mean any person or entity that (a) holds a contract with the Company or any of its affiliates or had a written contract proposal made to it by the Company or any of its affiliates within the previous six (6) months; and (b) that Employee either had contact with or received confidential information about during the last six (6) months of Employee’s employment; and (vi) “Company” includes any successors to or assigns of the Company. Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine or neuter, and the singular shall include the plural, and vice versa. The titles of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

22.                               Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees and expenses in addition to any other relief to which he or it may be entitled.

23.                               Modification. No alteration or modification to any of the provisions of this Agreement shall be valid unless made in writing and signed by each party hereto.

24.                               Confidentiality of this Agreement. In consideration of the Severance Benefit described above, Employee agrees that the existence of, and terms of this Agreement, shall be and remain confidential, and shall not be disclosed by Employee to any person or entity other than Employee’s spouse, attorney, accountant and/ or tax return preparer, if such persons have agreed to keep such information confidential, and except as may be required by law or judicial process.

25.                               Release. Notwithstanding any provision herein to the contrary, as a condition to receiving any Severance Benefit hereunder, Employee shall, and hereby agrees to, execute a release agreement in the form specified by the Company in its sole discretion.

26.                               Withholding. The Severance Benefit hereunder shall be reduced by all applicable income, employment or other taxes withheld by the Company from such payment.

27.                               Compliance with Section 280G of the Code. If any payment, benefit or distribution of any type to or for the benefit of Employee, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or any other plan or agreement (collectively, the “Parachute Payments”) would cause Employee to be the recipient of an excess parachute payment within the meaning of Section 280G(b) of the Internal Revenue Code (the “Code”), the amount of such Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar less than the amount which would cause Employee to be the recipient of an excess parachute payment. Any such reductions or eliminations shall occur in the following order:

(a)                   first, reducing or eliminating any cash payments under this Agreement (with the payments to be made furthest in the future being reduced first);

(b)                   first, reducing or eliminating any cash payments under any other plans or agreements (with the payments to be made furthest in the future being reduced first);

(c)                    then by reducing or eliminating any accelerated vesting of performance-based stock options or substantially similar awards (with the most recently granted options or awards being reduced first);

(d)                   then by reducing or eliminating any accelerated vesting of performance-based restricted stock awards or substantially similar awards (with the most recently granted awards being reduced first);

(e)                    then by reducing or eliminating any accelerated vesting of service-based stock options or substantially similar awards (with the most recently granted options or awards being reduced first);

(f)                     then by reducing or eliminating any accelerated vesting of service-based restricted stock awards or substantially similar awards (with the most recently granted awards being reduced first); and

(g)                    then by reducing or eliminating any other remaining Parachute Payments;

provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of the payment in manner that does not comply with Section 409A of the Code.

28.                               Compliance with Section 409A of the Code. The provisions of this Section 28 shall apply solely to the extent that a payment under this Agreement is subject to Section 409A of the Code.

(a)                                 General Suspension of Payments. If Employee is a “specified employee,” as such term is defined within the meaning of Section 409A of the Code, any payments or benefits payable or provided as a result of Employee’s termination of employment that would otherwise be paid or provided prior to the first day of the seventh month following such termination (other than due to death) shall instead be paid or provided on the earlier of (i) the six months and one day following Employee’s termination, (ii) the date of Employee’s death, or (iii) any date that otherwise complies with Section 409A of the Code.

(b)                                 Separation from Service. For purposes of this Agreement, any reference to “termination” of Employee’s employment shall be interpreted consistent with the meaning of the term “separation from service” in Section 409A(a)(2)(A)(i) of the Code and no portion of the Severance Payments shall be paid to Employee prior to the date such Employee incurs a separation from service under Section 409A(a)(2)(A)(i) of the Code.

(c)                                  Installment Payments. For purposes of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (including without limitation Treasury Regulations Section 1.409A-2(b)(2)(iii)), all payments made under this Agreement (whether severance payments or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement will at all times be considered a separate and distinct payment.

(d)                                 General. Notwithstanding anything to the contrary in this Agreement, it is intended that the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions. The commencement of payment or provision of any payment or benefit under this Agreement shall be deferred to the minimum extent necessary to prevent the imposition of any excise taxes or penalties on the Company or Employee.

29.                                                                               Right to Recover Payments. Upon any breach by Employee of the post-employment restrictive covenants contained in Section 9 of this Agreement, all amounts paid to Employee as a Severance Benefit shall immediately be due and repayable to the Company by Employee, and shall be paid, in full in immediately available funds, by Employee to the Company without condition. Nothing within this Section 29 shall prevent or limit the Company’s rights to enforce the post-employment restrictive covenants through injunctive or any other means available in law or at equity. Employee acknowledges that the Company will have no adequate means of protecting its rights under this Agreement other than by securing an injunction (a court order prohibiting Employee from violating the Agreement). Accordingly, Employee agrees that the Company is entitled to enforce this Agreement by obtaining a temporary, preliminary and/or permanent injunction and any other appropriate equitable relief, in addition to the other relief to which it may be entitled. Employee acknowledges that the Company’s recovery of damages will not be an adequate means to redress a breach of this Agreement. Nothing contained in this paragraph, however, shall prohibit the Company from pursuing any remedies in addition to injunctive relief, including recovery of damages.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYER:

T.B.A. INSURANCE GROUP, LTD.

By: SNC Financial GP, LLC, its general partner

By:	/s/ Lonnie Ledbetter
Name:	Lonnie Ledbetter
Title:	CEO

Address:	1900 L. Don Dodson Drive
Bedford, Texas 76021
Attn:

Facsimile:

EMPLOYEE:

/s/ Terry Ledbetter
Terry Ledbetter

Address:

Facsimile: